Exhibit 10.35

Amended and Restated Issuer Repurchase Plan Agreement

     This Amended and Restated Issuer Repurchase Plan Agreement (this “Agreement”) is entered into this 15th day of February between SonicWALL, Inc., a California corporation (the “Company”) and RBC Dain Rauscher, Inc. This Agreement is intended to amend, restate and supercede the Issuer Repurchase Plan Agreement entered into on the 29th day of November, 2004 between the Company and RBC Dain Rauscher Inc.

Recitals

     The Company desires to establish this Agreement to systematically repurchase shares of its of common stock, par value $.01 per share (the “Stock”) in compliance with Rule 10b5-1 (“Rule 10b5-1”) and Rule 10b-18 (“Rule 10b-18”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     The Company desires to engage the Broker to effect repurchases of shares of the Stock in accordance with this Agreement.

     The Stock is principally traded on the Nasdaq National Market (the “Exchange”).

Agreement

     Therefore, the Company and the Broker hereby agree as follows:

     1.       The Company hereby appoints the Broker to buy shares of Stock pursuant to the terms and conditions set forth below. Subject to such terms and conditions, the Broker hereby accepts such appointment.

     2.       The Broker is authorized to begin purchasing Stock pursuant to this Agreement commencing on December 1, 2004 and shall cease purchasing Stock on the earliest to occur of: (a) the date that the Company or any other person publicly announces a tender or exchange offer with respect to the Stock, (b) the date of public announcement of a merger, acquisition, reorganization, recapital ization or comparable transaction affecting the securities of the Company as a result of which the Stock is exchanged or converted into shares of another company, (c) the date on which the Broker receives notice of the commencement of any proceedings in respect of or triggered by the Company’s bankruptcy or insolvency, (d) the date immediately prior to any applicable restricted period of a distribution (as such terms are defined in Regulation M promulgated under the Exchange Act), (e)&nb sp;the date that the aggregate amount of purchases pursuant to this Agreement reaches Seventy Five Million Dollars ($75,000,000) , or (g) Two (2) years after the public announcement by Company that its Board of Directors had approved an Issuer Repurchase Plan (each a “Termination Event”). The Company shall provide the Broker with written notice of the occurrence of Termination Events (a), (b), (d), and (e). Notwithstanding the foregoing provisions of this Paragraph 2, the Company ma y terminate this Agreement at any time by providing written notice of termination prior to a Termination Event.

     3.       From the date on which the Broker is authorized to begin purchasing Stock pursuant to this Agreement (as set forth in Paragraph 2 above) and continuing until the occurrence of a Termination Event, the Broker shall purchase:

     (a)       up to the maximum number of shares of Stock per trading day permitted under Rule 10b-18 (the “Daily Purchase Amount”) for the account of the Company, provided that the price of Stock purchased pursuant to this Agreement is less than $6.00 per share;

     (b)       up to 50% of the Daily Purchase Amount for the account of the Company, provided that the price of Stock purchased pursuant to this Agreement is between $6.00 and $6.50 per share, inclusive; and

     (c)       up to 25% of the Daily Purchase Amount for the account of the Company, provided that the price of Stock purchased pursuant to this Agreement is between $6.51 and $7.00 per share, inclusive; and

     (d)       up to 10% of the Daily Purchase Amount for the account of the Company, provided that the price of Stock purchased pursuant to this Agreement is between $7.01 and $7.25 per share, inclusive. .

     The Broker shall not purchase any shares of Stock at prices greater than $7.00 per share until the aggregate amount of purchases pursuant to the Agreement exceeds Fifty Million Dollars ($50,000,000). When the aggregate amount of purchases pursuant to this Agreement exceeds Fifty Million Dollars ($50,000,000), then the price at which the Broker shall not purchase any shares of Stock shall be increased to $7.25.

     4.       Subject to the limits in this Agreement, the Broker shall have full discretion with respect to the execution of all purchases, the Broker will not be subject to any control or influence by the Company (or any of its officers, directors, employees, and affiliates) with respect thereto, and the Broker will be authorized to make investment decisions on behalf of the Company under this Agreement. During the term of this Agreement, the Company (including its officers, directors, employees, and affiliates) will not disclose any material nonpublic information about the Company or its securities to the Broker’s officers and employees who are involved with the Company’s account and with making the purchases under this Agreement.

     5.       Pursuant to Rule 10b5-1(c)(2), the Company understands and the Broker represents that as of the date of this Agreement, the person(s) at the Broker who will be making the investment decisions on the Company’s behalf under this Agreement are not aware of any material, nonpublic information about the Company or its securities. The Company also understands, and the Broker represents, th at the Broker will implement reasonable policies to ensure that the person(s) at the Broker who will be making the investment decisions on the Company’s behalf under this Agreement will not violate the laws prohibiting trading on the basis of material nonpublic information, by either preventing such person(s) from becoming aware of such information about the Company or its securities; or, if such person(s) do become aware, by preventing them from purchasing the Company’s stock or causing it to be purchased.

     6.       The Company understands that if the Broker is not able purchase part or all of the Daily Purchase Amount for a given trading day consistent with ordinary principles of best execution or due to a market disruption or a legal, regulatory, or contractual restriction applicable to the Broker, then the obligation to purchase such Daily Purchase Amount pursuant to this Agreement shall be deemed to h ave been satisfied.

     7.       The Company represents and warrants that:

     (a)       it is not currently aware of any material nonpublic information with respect to the Company or any securities of the Company (including the Stock);

     (b)       it is not subject to any legal, regulatory, or contractual restriction or undertaking that would prevent the Broker from purchasing the Daily Purchase Amount in accordance with this Agreement;

     (c)       it is entering into this Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;

     (d)       the repurchase of Stock pursuant to this Agreement has been duly authorized by the Company and is consistent with the Company’s publicly announced Stock repurchase program; and

     (e)       while the Plan is effective, the Company agrees to notify the Broker of any purchases of its Stock which are not purchased through the Broker.

     8.       The Company shall immediately notify the Broker if the Company becomes subject to a legal, regulatory, or contractual restriction or undertaking that would prevent the Broker from purchasing the Daily Purchase Amount under this Agreement, and, in such a case, the Company and the Broker shall cooperate to amend or otherwise revise this Agreement to take account of the restriction or undertaking (but neither party shall be obligated to take any action that would be inconsistent with Rule 10b5-1(c) or Rule 10b-18).

     9.       It is the parties’ intent that this Agreement comply with the requirements of Rule 10b5-1(c)(1) and this Agreement shall be interpreted to comply with the requirements thereof. Any provision of this Agreement that cannot be construed in accordance with Rule 10b5-1(c) shall be void.

     10.       In no event shall the Broker effect any purchases if it would exceed the then-applicable volume limitation of Rule 10b-18. The Broker agrees to comply with Rule 10b-18 in effecting any purchase of Stock pursuant this Agreement. The Company agrees not to take any action which would cause any purchase not to comply with Rule 10b-18.

     11.       For all purchases of Stock under this Agreement, the Broker shall be entitled to a commission of $0.03 per share of Stock purchased under this Agreement, as its sole commission for purchases of Stock made pursuant to this Agreement.

     12.       The Broker agrees to provide the Company with reports of all purchases made pursuant to this Agreement, from time to time upon request of Company.

     13.       The Broker agrees to indemnify and hold harmless the Company and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or attributable to the Broker’s failure to comply with the applicable provisions of Rule 10b-18 in the administration and performance of its obligations pursuant to this Agreement.

     14.       The Company agrees to indemnify and hold harmless the Broker and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or attributable to any Company action which causes a ny purchase under this Agreement not to comply with Rule 10b-18.

     15.       The Company may suspend the purchase of Daily Purchase Amounts at such times and for such periods as may be advisable to ensure compliance with, among other things, applicable securities laws and regulations, rules of the Exchange, or contractual or accounting requirements in connection with acquisitions or dispositions by the Company or the Company’s purchases or sales of its securities .. Any such suspension shall be communicated to the Broker in writing by the appropriate compliance officer of the Company and shall contain an acknowledgment that such suspension is being made in accordance with Rule 10b5-1(c).

     16.       The Broker agrees not to use any information about the purchase of Daily Purchase Amounts in connection with purchases or sales of, or trading in, any securities of the Company, or derivative securities thereof, or provide other people with such information or recommend that other people buy or sell securities based upon such information.

     17.       All share numbers and dollar amounts set forth in this Agreement shall automatically be adjusted to reflect stock splits, stock dividends, and similar events occurring after the date hereof.

     18.       This Agreement may be amended only by a writing executed by the Company and the Broker. Any such writing shall contain the Company’s representation that it is aware of no material nonpublic information regarding the Company or any of its securities (including the Stock) as of the date thereof.

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     IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the date first written above.

SonicWall, Inc.
By:

Its:

RBC Dain Rauscher Inc.
By:

Its: